UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 2, 2018

CURO GROUP HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-38315	90-0934597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3527 North Ridge Road, Wichita, Kansas		67205
(Address of principal executive offices)		(Zip Code)

(316) 425-1410

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Non-Recourse Canada SPV Facility

On August 2, 2018, CURO Canada Receivables Limited Partnership, a newly created, bankruptcy-remote special purpose vehicle (the “Canada SPV Borrower”) and an indirect wholly-owned subsidiary of CURO Group Holdings Corp. (the “Company”), entered into a four-year revolving credit facility with Waterfall Asset Management, LLC (“Waterfall”), as administrative agent, and WF Marlie 2018-1, Ltd., as lender, that provides for C$175.0 million of initial borrowing capacity and, subject to obtaining additional commitments thereunder, the ability to expand such capacity up to C$250.0 million (“Canada SPV Facility”).

The Canada SPV Facility is secured by a first lien against all assets of the Canada SPV Borrower, which is a special purpose vehicle into which certain eligible receivables originated by our operating entities in Canada are sold pursuant to the Sale and Servicing Agreement (as defined below). The lender advances to the Canada SPV Borrower 80% and 75%, respectively, of the principal balance of the eligible installment and open-end loans sold to the Canada SPV Borrower. The advance rate is subject to increase or decrease under certain circumstances. As customer loan payments flow into the Canada SPV Borrower, such payments are subjected to a conventional priority-of-payment waterfall that, absent a default or certain other trigger events, applies available collections to interest, fees, expenses and any borrowing base shortfall before being released to the Canada SPV Borrower. Borrowings under the Canada SPV Facility bear interest at an annual rate of three-month CDOR plus 6.75% per annum, subject to increase under certain circumstances. The Canada SPV Borrower also pays a 0.50% per annum commitment fee on the unused portion of the commitments.

The Canada SPV Facility contains various conditions to borrowing and affirmative, negative and financial maintenance covenants. The Canada SPV Facility also contains various events of default, the occurrence of which could result in termination of the lenders’ commitments to lend and the acceleration of all obligations of the Canada SPV Borrower under the Canada SPV Facility. This facility matures in 2022.

Pursuant to the Guaranty entered into by the Company on August 2, 2018 (the “Guaranty”) in connection with the Canada SPV Facility, the Company is providing the lenders party to the Canada SPV Facility with a recourse guaranty of up to 10%.

In connection with the Canada SPV Facility, the Canada SPV Borrower also entered into a Sale and Servicing Agreement (the “Sale and Servicing Agreement”), with Cash Money Cheque Cashing Inc. (“Cash Money”), and LendDirect Corp. (“LendDirect”), pursuant to which Cash Money and LendDirect will sell, on a fully serviced basis, certain eligible receivables and related rights and collections to the Canada SPV Borrower.

Finally, in connection with the Canada SPV Facility, the Canada SPV Borrower entered into a General Security Agreement (the “Security Agreement”), with Waterfall, to serve as security in favor of Waterall for the payment and performance of the Canada SPV Borrower’s obligations under the Canada SPV Facility and other related loan documents to which it is a party.

The foregoing descriptions of the Canada SPV Facility, the Guaranty, the Sale and Servicing Agreement and the Security Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the agreements, which are filed herewith as exhibits and are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under Item 1.01 above is incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

10.1*	Credit Agreement, dated as of August 2, 2018, among CURO Canada Receivables Limited Partnership, by its General Partner, CURO Canada Receivables GP Inc., WF Marlie 2018-1, Ltd., as Lender, Waterfall Asset Management, LLC, as Administrative Agent, and the other Lenders party thereto.

10.2*	Guaranty, dated as of August 2, 2018, among CURO Group Holdings Corp., LendDirect Corp., Cash Money Cheque Cashing Inc., CURO Canada Receivables Limited Partnership, CURO Canada Receivables GP Inc., WF Marlie 2018-1, Ltd. and Waterfall Asset Management, LLC.

10.3*	Sale and Servicing Agreement, dated as of August 2, 2018, among CURO Canada Receivables Limited Partnership, by its General Partner, CURO Canada Receivables GP Inc., Cash Money Cheque Cashing Inc. and LendDirect Corp.

10.4	General Security Agreement, dated as of August 2, 2018, among CURO Canada Receivables Limited Partnership, by its General Partner, CURO Canada Receivables GP Inc. and Waterfall Asset Management, LLC.

*

The Company has requested confidential treatment with respect to portions of this exhibit pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Those portions have been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 6th day of August, 2018.

CURO Group Holdings Corp.

By:	/s/ Roger Dean
Name:	Roger Dean
Title:	Executive Vice President and Chief Financial Officer